Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 23, 2004, in the Registration Statement (Form S-1) and the related Prospectus of Inergy Holdings, LLC and Subsidiaries dated February 2, 2005 for the offering of its common units.

/s/ Ernst & Young LLP

Kansas City, Missouri

February 1, 2005